Exhibit 10.1

AMENDMENT TO THE INVESTMENT MANAGEMENT TRUST AGREEMENT OF
CO2 ENERGY TRANSITION CORP.

THIS AMENDMENT TO THE INVESTMENT MANAGEMENT TRUST AGREEMENT (this “Amendment”) is made as of July [    ], 2026, by and between CO2 Energy Transition Corp., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company (the “Trustee”). Capitalized terms contained in this Amendment, but not specifically defined in this Amendment, shall have the meanings ascribed to such terms in that certain Investment Management Trust Agreement, dated November 20, 2024, by and between the parties hereto (the “Trust Agreement”).

WHEREAS, a total of $69,000,000 was placed in the Trust Account from the IPO and sale of private warrants in a private placement;

WHEREAS, the Trust Agreement provides that the Trustee shall commence liquidation of the Trust Account and distribute the Property in the Trust Account after receipt of, and only in accordance with, a Termination Letter; or in the event that a Termination Letter has not been received by the Trustee by the 18 month anniversary of the closing of the IPO (“Closing”) or, in the event that the Company extended the time to complete the Business Combination for up to 24-months from the effective date of the prospectus but has not completed the Business Combination within the applicable monthly anniversary of the effective date of the prospectus;

WHEREAS, the Company has obtained the requisite approval of the stockholders of the Company to amend the Trust Agreement to provide the Company with the right to extend the date on which to commence liquidating the Trust Account eleven times for an additional one month each time from July 22, 2026 to June 22, 2027 for a monthly extension fee of the lesser of $50,000 or $0.03 per share of Common Stock sold in the Company’s initial public offering and that remains outstanding;

WHEREAS, each of the Company and Trustee desire to amend the Trust Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Amendments to Trust Agreement.

(a)	The fifth WHEREAS clause in the preamble to the Trust Agreement is hereby amended and restated to read as follows:

“WHEREAS, stockholders approved an amendment to the terms of the Company’s amended and restated certificate of incorporation, in order to extend the time available for us to consummate our initial business combination to June 22, 2027, provided that our sponsor or its affiliates or designees, must deposit into the trust account the lesser of $50,000 or $0.03 per share sold to the public in the Company’s IPO that remains outstanding for each one-month extension; and

(a)	Section 1(i) of the Trust Agreement is hereby amended and restated in its entirety as follows:

“(i) Commence liquidation of the Trust Account only after and promptly after (x) receipt of, and only in accordance with, the terms of a letter (“Termination Letter”), in a form substantially similar to that attached hereto as either Exhibit A or Exhibit B, signed on behalf of the Company by its President, Chief Executive Officer or Chief Financial Officer, and complete the liquidation of the Trust Account and distribute the Property in the Trust Account only as directed in the Termination Letter and the other documents referred to therein or (y) upon the date which is (the “Applicable Deadline”) the later of June 22, 2027 and (2) such later date as may be approved by the Company’s stockholders in accordance with the Company’s amended and restated certificate of incorporation (as it may be further amended) provided, however, that in the event that a Termination Letter has not been received by the Trustee prior to such date (as applicable, the “Last Date”), the Trust Account shall be liquidated in accordance with the procedures set forth in the Termination Letter attached as Exhibit B hereto and distributed to the Public Stockholders as of the Last Date.

B-1

(b)	The text of the letter in Exhibit D is amended as follows:

“Pursuant to Section 1(l) of the Investment Management Trust Agreement between CO2 Energy Transition Corp. (“Company”) and Continental Stock Transfer & Trust Company, dated as of November 20, 2024 (“Trust Agreement”), as amended, this is to advise you that the Company is extending the time available in order to consummate a Business Combination with the Target Businesses for an additional one (1) month, from ______________ to ____________ (the “Extension”).

This Extension Letter shall serve as the notice required with respect to Extension prior to the Applicable Deadline. Capitalized words used herein and not otherwise defined shall have the meanings ascribed to them in the Trust Agreement.

2.	Miscellaneous Provisions.

2.1.	Successors. All the covenants and provisions of this Amendment by or for the benefit of the Company or the Trustee shall bind and inure to the benefit of their permitted respective successors and assigns.

2.2.	Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

2.3.	Applicable Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York.

2.4.	Counterparts. This Amendment may be executed in several original or facsimile counterparts, each of which shall constitute an original, and together shall constitute but one instrument.

2.5.	Effect of Headings. The section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.

2.6.	Entire Agreement. The Trust Agreement, as modified by this Amendment, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

B-2

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first set forth above.

CO2 Energy Transition Corp.
By:
Name:
Title:	Chief Financial Officer

Continental Stock Transfer & Trust Company, as Trustee

By:
Name:	Francis Wolf
Title:	Vice President